Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

NEPTUNE INSURANCE HOLDINGS INC.

The undersigned, Trevor Burgess, hereby certifies that:

1.	The undersigned is the duly elected and acting Chief Executive Officer of Neptune Insurance Holdings Inc., a Delaware corporation.

2.	The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 20, 2025.

3.	The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

Article I

The name of the corporation is Neptune Insurance Holdings Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the state of Delaware is 8 The Green Ste R, in the city of Dover, county of Kent, Zip Code 19901. The name of its registered agent at such address is Resident Agents Inc.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article IV

(A) The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 15,430,000 shares of common stock, $0.00001 par value per share (“Common Stock”) and (ii) 4,185,000 shares of preferred stock, $0.00001 par value per share. The following is a statement of the designations and the powers, preferences and special rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

(B) COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(C) PREFERRED STOCK

1. General. 4,185,000 shares of preferred stock of the Corporation shall constitute a series of preferred stock designated as Cumulative Convertible Participating Preferred Stock (the “Preferred Stock”).

2. Rank. Each share of Preferred Stock shall rank equally in all respects and shall be subject to the provisions herein. The Preferred Stock shall, with respect to payment of dividends, redemption payments, and rights (including as to the distribution of assets) upon Liquidation (i) rank senior and prior to the Common Stock, and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms does not expressly rank senior to, or on parity with, the Preferred Stock as to payment of dividends, redemption payments, and rights (including as to the distribution of assets) upon Liquidation (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”), (ii) rank junior to each class or series of equity securities of the Corporation issued in the future without violation of this Certificate of Incorporation, that by its terms expressly ranks senior to the Preferred Stock as to payment of dividends, redemption payments, and rights (including as to the distribution of assets) upon Liquidation (all of such equity securities are collectively referred to herein as the “Senior Securities”), and (iii) rank on parity with each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate of Incorporation, that by its terms expressly provides that it ranks on parity with the Preferred Stock as to payment of dividends, redemption payments and rights (including as to the distribution of assets) upon Liquidation (all of such equity securities are collectively referred to herein as the “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be. At the time of the initial issuance of the Preferred Stock, there are no Senior Securities or Parity Securities issued or outstanding.

3. Definitions. As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Available Funds” has the meaning set forth in Section 5(a).

“Base Dividend Rate” means, for any day, 5.00% per annum.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are generally required or authorized by Law to be closed in New York City, New York.

“By-laws” means the By-laws of the Corporation, as amended from time to time.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Certificate of Incorporation” means this Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Change of Control” means the occurrence, directly or indirectly, of any of the following in a single transaction or a series of related transactions: (a) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, (b) the consummation of the merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity) or the merger or consolidation of another entity with or into the Corporation, in each case, unless the holders of Capital Stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the Capital Stock of the Corporation (or the surviving or acquiring entity), (c) the closing of the transfer (whether by stock purchase, merger, consolidation, De-SPAC Transaction or otherwise), to a Person (other than an underwriter of the Corporation’s securities in connection with an IPO), of the Corporation’s securities if, after such closing, such Person would hold fifty percent (50%) or more of the outstanding Voting Stock of the Corporation (or the surviving or acquiring entity), or (d) the exclusive leasing or licensing of all or substantially all of the Corporation’s intellectual property or assets; provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Corporation’s securities immediately prior to such transaction.

“Common Stock” has the meaning set forth in the first paragraph of this Article IV.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Date” has the meaning set forth in Section 6(d)(iii).

“Conversion Notice” has the meaning set forth in Section 6(d)(i).

“Conversion Right” has the meaning set forth in Section 6(a)(i).

“Corporation” has the meaning set forth in the preamble.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated on or about the date of filing of this Amended and Restated Certificate of Incorporation, by and among the Corporation, as borrower, the other loan parties party thereto, the lenders party thereto from time to time and JP Morgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, extended or otherwise modified from time to time, or as refinanced, refunded or replaced from time to time, including by one or more credit agreements, loan agreements, note purchase agreements or similar agreements or indentures extending the maturity of, refinancing, refunding, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding or including direct or indirect Subsidiaries of the Corporation as borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, trustee, holders, lender or group of lenders, in each case that is expressly designated in such agreement or indenture as the “Credit Agreement” for purposes hereof, and subject in each case to the restrictions contained in subclauses 10 and (11)(B) of Section 9(b)(i).

“DGCL” has the meaning set forth in the preamble.

“Dividend Rate” means, for any day, the Base Dividend Rate.

“EBITDA” means, for any period with respect to any Person, the consolidated earnings before interest, taxes, depreciation and amortization, restructuring and asset impairment charges, goodwill and intangible asset impairment charges, gains and losses on the disposal of fixed assets, gains and losses on the disposal of equity investments, gains and losses on the disposal of the retirement or extinguishment of debt and gains and losses on divestitures of such Person and its Subsidiaries during such period, in each case, determined in accordance with GAAP and reduced by any capitalized software development costs for the applicable period.

“Effective Date” means the date of filing of this Amended and Restated Certificate of Incorporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, as of any date of determination, (a) the fair market value of any specified security, asset or property as determined in good faith by the Board of Directors (or any committee authorized by the Board of Directors) or (b) if, within (5) five Business Days following notice from the Corporation of the value determined by the Board of Directors pursuant to the foregoing clause (a), the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock object in good faith to such determination, then the fair market value as determined by a nationally recognized independent investment banking firm that has for this purpose (i) been selected by the Board of Directors and (ii) been consented to by Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, voting as a separate class.

“GAAP” means U.S. generally accepted accounting principles.

“Holder” means, at any time, any Person in whose name shares of Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Implied Value” has the meaning set forth in Section 6(a)(ii).

“Investor” means BSIV Hold 102, LP, a Delaware partnership.

“IPO Adjustment” has the meaning set forth in Section 6(a)(ii).

“IPO Price” has the meaning set forth in Section 6(a)(ii).

“IRR” (Internal Rate of Return) means, with respect to each share of Preferred Stock, the internal rate of return on the Original Issue Price of such share of Preferred Stock calculated using the XIRR function in Microsoft Excel 2010, or any subsequent version of Microsoft Excel. In determining the IRR, the following shall apply: (a) IRR shall be expressed on a compounded annual basis; (b) IRR shall be calculated from the Issuance Date; and (c) any amounts received or paid to such Holder in respect of a share of Preferred Stock for purposes of calculating IRR shall be gross of the application of any U.S. federal, state or local taxation (including any withholding or deduction requirements). For the avoidance of doubt, any cash dividends paid or distributed to the Holders of Preferred Stock as prior holders of Cumulative Convertible Participating Preferred Stock of Neptune Flood Incorporated, a Delaware corporation (“Neptune Flood”) shall be included in the calculation of IRR.

“IRR Threshold” means, with respect to each share of Preferred Stock, (a) until May 10, 2026, an IRR of 22.5% and (b) after May 10, 2026, an IRR of 20.0%.

“Issuance Date” means, with respect to a share of Preferred Stock, May 10, 2023; provided that for any shares of Preferred Stock issued after the date of filing of this Amended and Restated Certificate of Incorporation, “Issuance Date” shall mean the date of issuance of such share of Preferred Stock.

“Junior Securities” has the meaning set forth in Section 2.

“Law” has the meaning set forth in the Stockholders Agreement.

“Liquidation” means a Change of Control or any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The treatment of any particular class of Preferred Stock in a Liquidation may be waived with respect to such class of Preferred Stock only by the vote or written consent of the holders of a majority of such class of Preferred Stock.

“MOIC” means, as of any measurement date, with respect to each share of Preferred Stock, a multiple on invested capital equal to the quotient determined by dividing (a) the sum of (i) any cash dividends paid or distributed to the Holders in respect of such share of Preferred Stock pursuant to Section 4 hereof (which, for the avoidance of doubt, shall include any cash dividends paid or distributed to such Holders as prior holders of Cumulative Convertible Participating Preferred Stock of Neptune Flood) and (ii) any other cash amounts paid or distributed in respect of such share of Preferred Stock pursuant to Section 5 hereof, by (b) the Original Issue Price of such share of Preferred Stock.

“NASDAQ” means The Nasdaq Stock Market, LLC (or its successor).

“NYSE” means The New York Stock Exchange, Inc. (or its successor).

“Original Issuance Date” means May 10, 2023.

“Original Issue Price” means, with respect to each share of Preferred Stock, $54.9544724 per share.

“Parity Securities” has the meaning set forth in Section 2.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Preferred Dividends” has the meaning set forth in Section 4(a)(i).

“Preferred Stock” has the meaning set forth in Section (C)(1) of this Article IV.

“Purchase Agreement” means that certain Preferred Stock Purchase Agreement, dated as of May 10, 2023, by and between the Investor and Neptune Flood Incorporated, a Delaware corporation.

“Qualified De-SPAC Transaction” means any merger, acquisition, business combination or similar transaction or series of related transactions with a special purpose acquisition company as a result of which the Corporation’s (or its successor’s) outstanding shares of Common Stock are exchanged for or otherwise converted into securities that are publicly listed on the NYSE or NASDAQ (a “De-SPAC Transaction”), and pursuant to which each Holder receives, for each share of Preferred Stock held by such Holder, aggregate net cash proceeds not less than 2.5 times the Original Issue Price for each such share of Preferred Stock.

“Qualified IPO” means (a) the Corporation’s (or its successor’s) first firm commitment underwritten public offering of its shares of Common Stock on the NYSE or NASDAQ pursuant to an effective registration statement under the Securities Act (an “IPO”), in which the offering price per share of Common Stock is not less than an amount equal to 2.5 times the Original Issue Price and which results in aggregate cash proceeds to the Corporation (or its successor) and/or to stockholders of the Corporation of at least $250,000,000.00 (net of underwriting discounts and commissions and out-of-pocket expenses) or (b) a Qualified De-SPAC Transaction.

“Register” means the securities register maintained in respect of the Preferred Stock by the Corporation, or to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Reorganization Event” means any of the following transactions:

(i) any reorganization, consolidation, merger, share exchange, statutory exchange, tender or exchange offer or other similar business combination involving the Corporation with or into another Person, in each case, pursuant to which the Common Stock will be converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii) any reclassification, recapitalization or reorganization of the Common Stock into securities other than the Common Stock; or

(iii) any direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (including in connection with any Liquidation) by the Corporation of all or substantially all of its assets or business, in each case under this clause (c), pursuant to which the Common Stock will be converted into cash, securities or other property.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” has the meaning set forth in Section 2.

“Stock Plan” means the Corporation’s Amended and Restated 2025 Stock Plan, as amended.

“Stockholders Agreement” means the Stockholders Agreement, dated as of May 10, 2023, by and among Neptune Flood Incorporated, a Delaware corporation (“Neptune”) and the certain other parties thereto (which agreement has been assumed by the Corporation pursuant to an Assignment and Assumption Agreement between the Corporation and Neptune dated on or about the date of filing of this Amended and Restated Certificate of Incorporation), and any Person who becomes a party thereto after the date hereof in accordance with its terms, as the same may be amended, restated or supplemented from time to time in accordance with its terms.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Transfer Restrictions” means the restrictions on transfer set forth in Section 3.1 of the Stockholders Agreement.

“Triggering Event” means (a) the Corporation’s failure to pay dividends pursuant to, and in accordance with, Section 4(a); (b) the Corporation’s violation of any restrictions set forth in this Certificate relating to payment of dividends or distributions to the holders of Junior Securities, including Common Stock or other Capital Stock; (c) the Corporation’s failure to comply in any material respect with its obligations under Section 3.7 of the Stockholders Agreement; (d) the Corporation’s failure to comply with its obligations to effect the conversion of shares of Preferred Stock (including to reserve and keep available for issuance the requisite number of shares of Common Stock and Preferred Stock) in compliance with Section 6 or (e) the Corporation taking any action described in either the Stockholders Agreement or this Certificate that expressly requires the prior affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, voting as a separate class, without first obtaining such prior affirmative vote or written consent.

“Voting Stock” means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

In addition to the above definitions, unless the context requires otherwise:

(i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii) the word “including” shall be deemed to be followed by the words “without limitation”;

(iii) references to “$” or “dollars” means the lawful currency of the United States of America; and

(iv) references to “Section” are references to Sections of this Certificate of Incorporation.

4. Dividends.

(a) Preferred Dividends.

(i) Dividends on each outstanding share of Preferred Stock shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends, at a rate per annum equal to the then-applicable Dividend Rate, compounded quarterly, on the sum of (x) the Original Issue Price of such share of Preferred Stock and (y) the amount of dividends previously accrued and unpaid on such share of Preferred Stock as of the last day of the immediately preceding calendar quarter, less the amount of any dividends paid to such share of Preferred Stock since such day (such accrued dividends, the “Preferred Dividends”). Any Preferred Dividend payments shall be (a) payable in cash when required pursuant to Section 5 or Section 6, as applicable, and at such other times as may be authorized by the Board of Directors pursuant to Section 4(b), (b) aggregated per Holder and (c) made to the nearest cent (with $.005 being rounded upward). The Preferred Dividends will be cumulative and will accrue on each share of Preferred Stock, commencing on the Issuance Date of such share of Preferred Stock, whether or not earned or declared. No Preferred Dividend shall be declared or paid at any time when such declaration or payment would violate the Credit Agreement, provided (1) for the avoidance of doubt, dividends on each outstanding share of Preferred Stock shall continue to accrue, accumulate and compound pursuant to the foregoing provisions of this Section 4(a)(i) and any such violation or potential violation of the Credit Agreement shall not affect such accrual, accumulation or compounding and (2) in the event declaration or payment of Preferred Dividends would violate the Credit Agreement, Preferred Dividends shall be paid as and when due under this Certificate of Incorporation pursuant to clause (a) of this Section 4(a)(i) in the maximum amount possible without violating the Credit Agreement and the remainder of Preferred Dividends not timely paid due to this sentence shall be paid promptly following the time such payment would no longer violate the Credit Agreement.

(ii) From and after the earlier of (x) the eighth (8th) anniversary of the Original Issuance Date, and (y) such time after the Original Issuance Date when each Holder has, with respect to each share of Preferred Stock held by such Holder, achieved a MOIC equal to or exceeding three (3), so long as a Triggering Event is not occurring, the Dividend Rate shall be reduced to 0.00%.

(b) Dividends Generally. Any dividends paid by the Corporation to the holders of Capital Stock shall be paid only when, as and if declared by the Board of Directors, out of any funds and assets legally available therefor, and all such dividends shall be treated as an advance of the amounts payable by the Corporation to the holders of Capital Stock upon a Liquidation pursuant to Section 5(a). Holders of shares of Preferred Stock shall be entitled to participate ratably, with the holders of shares of Common Stock in all dividends paid on the shares of Common Stock.

5. LIQUIDATION RIGHTS.

(a) Subject to Section 5(b), in the event of any Liquidation, the cash and assets (other than cash) of the Corporation legally available for distribution to its stockholders (the “Available Funds”), shall be distributed in the following order of priority:

(i) First, to the Holders (ratably among such Holders based on the number of shares of Preferred Stock held by each such Holder), prior and in preference to any payment or distribution of any Available Funds to holders of any Junior Securities, until each share of Preferred Stock shall have received an amount equal to the Preferred Dividends accrued but unpaid for such share of Preferred Stock as of the date of the Liquidation, plus an amount equal to any declared but unpaid dividends on such share of Preferred Stock; provided, however, that if the Holders would, with respect to each share of Preferred Stock held by such Holder, achieve a MOIC exceeding three (3) in a Liquidation (for avoidance of doubt, including any Preferred Dividends paid in the past to such Holder), then the amount of Preferred Dividends paid per share of Preferred Stock pursuant to this Section 5(a)(i) in such Liquidation shall be reduced to an amount per share (not less than zero) such that the Holders would, with respect to each share of Preferred Stock held by such Holder, achieve a MOIC equal to three (3) in such Liquidation; provided that, for the avoidance of doubt, if the Holders would, with respect to each share of Preferred Stock held by such Holder, achieve a MOIC exceeding three (3) in a Liquidation in which the amount of Preferred Dividends paid per share of Preferred Stock pursuant to this Section 5(a)(i) were zero (0), then the Holders shall not receive any payments with respect to Preferred Dividends pursuant to this Section 5(a)(i) in such Liquidation (and instead shall only receive an amount equal to any declared but unpaid dividends on such share of Preferred Stock). In the event that the Available Funds are insufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock pursuant to this Section 5(a)(i), such Available Funds shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation pursuant to this Section 5(a)(i).

(ii) Second, after payment to the Holders of the amounts (if any) set forth in Section 5(a)(i), to the Holders (ratably among such Holders based on the number of shares of Preferred Stock held by each such Holder), prior and in preference to any payment or distribution of any Available Funds to holders of any Junior Securities, until each share of Preferred Stock shall have received (taking into account any prior payment or distribution paid to such share of Preferred Stock prior to the date of the Liquidation in excess of the amounts required to be paid to such share of Preferred Stock pursuant to Section 5(a)(i)) an amount equal to the Original Issue Price for such share of Preferred Stock; provided, however, that, notwithstanding the foregoing, if the Holders would receive a greater amount of liquidating distributions per share of Preferred Stock in a Liquidation if such shares of Preferred Stock were converted into shares of Common Stock immediately prior to payment pursuant to this Section 5(a)(ii), then, following such Liquidation, the Holders shall not receive any payments pursuant to this Section 5(a)(ii) and, instead, each share of Preferred Stock held by such Holder shall be converted into shares of Common Stock as if such Holder had exercised its Conversion Right pursuant to Section 6(a)(i) immediately after payment of any amounts pursuant to Section 5(a)(i) and each such share shall participate together with any Junior Securities in any remaining Available Funds paid pursuant to Section 5(a)(iii) and Section 5(a)(v). In the event that the Available Funds are insufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock pursuant to this Section 5(a)(ii), such Available Funds shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation pursuant to this Section 5(a)(ii).

(iii) Third, after payment to the Holders of the amounts set forth in Sections 5(a)(i) and 5(a)(ii), until the IRR Threshold is met with respect to each share of Preferred Stock issued and outstanding, any remaining Available Funds shall be distributed ratably to the holders of Junior Securities, including holders of shares of Common Stock (including, for the avoidance of doubt, shares of Common Stock issued upon conversion of the Preferred Stock pursuant to Section 5(a)(ii)), based on the number of shares of Common Stock held by such holders of Junior Securities (or, with respect to holders of any Junior Securities convertible into shares of Common Stock, the number of shares of Common Stock held by such holder had such shares of Junior Securities been converted into shares of Common Stock immediately prior to payment pursuant to this Section 5(a)(iii)). In the event that the Available Funds are insufficient to pay in full the amounts payable pursuant to this Section 5(a)(iii), such Available Funds shall be distributed among the holders of Capital Stock ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation pursuant to this Section 5(a)(iii).

(iv) Fourth, after payment to the Holders of the amounts set forth in Sections 5(a)(i) through 5(a)(iii), any remaining Available Funds shall be distributed ratably to the holders of Junior Securities, including the holders of shares of Common Stock (but excluding any shares issued upon conversion of the Preferred Stock pursuant to Section 5(a)(ii)), based on the number of shares of Common Stock held by such holders of Junior Securities (or, with respect to holders of any shares of Junior Securities convertible into shares of Common Stock, the number of shares of Common Stock held by such holder had such shares of Junior Securities been converted into shares of Common Stock immediately prior to payment pursuant to Section 5(a)(iii)), until the aggregate amount paid to each share of Junior Securities pursuant to this Section 5(a)(iv) equals the amount paid to each share of Preferred Stock pursuant to Section 5(a)(i) (as adjusted for any recapitalizations, stock splits or combinations). In the event that the Available Funds are insufficient to pay in full the amounts payable with respect to all outstanding shares of Junior Securities, including Common Stock, pursuant to this Section 5(a)(iv), such Available Funds shall be distributed among the holders of such Junior Securities ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation pursuant to this Section 5(a)(iv).

(v) Thereafter, any remaining Available Funds shall be distributed ratably to the holders of shares of Junior Securities, including the Common Stock (including, for the avoidance of doubt, shares of Common Stock issued upon conversion of the Preferred Stock pursuant to Section 5(a)(ii)), based on the number of shares of Common Stock held by such holders of Junior Securities (or, with respect to holders of any shares of Junior Securities convertible into shares of Common Stock, the number of shares of Common Stock held by such holder had such shares of Junior Securities been converted into shares of Common Stock immediately prior to payment pursuant to Section 5(a)(iii)).

(vi) For the avoidance of doubt, in connection with a Change of Control, the holders of shares of Preferred Stock shall be entitled to require the Corporation (or the successor thereto) to purchase, to the extent permitted by applicable Law, all or any portion of its shares of Preferred Stock at a purchase price per share, payable in cash, equal to the amount per share that is distributable to such share in connection with such Change of Control pursuant to this Section 5(a).

(b) Distribution and Valuation of Non-Cash Assets. Notwithstanding anything in this Certificate of Incorporation to the contrary, the Corporation shall not distribute assets other than cash or Marketable Securities to the Holders or the holders of Junior Securities without the prior written consent of a majority of the then-issued and outstanding shares of Preferred Stock. For purposes of Section 5(a), Marketable Securities will be valued at the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending on the Business Day immediately prior to date of determination, and any other assets to be distributed by the Corporation shall be valued as mutually agreed between the Board of Directors and the Holders. The term “Marketable Securities” shall refer to readily marketable equity securities that are traded on the NYSE or NASDAQ.

6. CONVERSION OF PREFERRED STOCK.

(a) Subject to and in accordance with the provisions of this Section 6, shares of Preferred Stock may be converted into shares of Common Stock as follows:

(i) Voluntary Conversion. Subject to and in accordance with the provisions of this Section 6(a)(i), each Holder shall have the right (the “Conversion Right”), at any time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s shares of Preferred Stock into fully paid and non-assessable shares of Common Stock. Except in connection with a conversion pursuant to Section 6(a)(ii), each share of Preferred Stock shall be converted into such number of shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (x) the Original Issue Price divided by (y) the Conversion Price as of immediately prior to the time of conversion. The “Conversion Price” shall initially be the Original Issue Price and shall be subject to adjustment as set forth in Section 8.

(ii) Mandatory Conversion. Upon (i) the consummation of a Qualified IPO or (ii) the affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, voting as a separate class, the shares of Preferred Stock shall automatically be converted into such number of shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) having a value per share equal to the amount (the “Implied Value”) that would have been distributed with respect to such share pursuant to Section 5 had the Corporation been sold for cash in a Liquidation for the value of the Corporation in the Qualified IPO implied by the price per share of Common Stock at which shares are sold to the public in the Qualified IPO (the “IPO Price”). Immediately prior to any such automatic conversion, the Corporation shall split or reverse split the Common Stock, as necessary in the discretion of the Board of Directors (an “IPO Adjustment”), so that, immediately following the IPO Adjustment, the shares of Common Stock outstanding have a value, at the IPO Price, equal to the Implied Value of the Common Stock outstanding immediately prior to the IPO Adjustment. For the avoidance of any doubt, if the Implied Value of any share of the Corporation’s Capital Stock is equal to zero in any Qualified IPO pursuant to this Section 6(a)(ii), then such share shall automatically and without any further action by any party be cancelled for no consideration upon consummation of such Qualified IPO.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock subject to conversion is held by the same Holder, such shares shall be aggregated for purposes of the conversion. If the conversion of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the Fair Market Value of such fractional interest.

(c) Common Stock Reserve. The Corporation will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversions of the Preferred Stock into shares of Common Stock, a number of shares of Common Stock equal to 110% of the number of shares of Common Stock issuable upon conversion of all then outstanding shares of Preferred Stock. The Corporation shall take all action permitted by Law, including calling meetings of stockholders of the Corporation and soliciting proxies for any necessary vote of the stockholders of the Corporation, to amend this Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock, if at any time there shall be insufficient authorized and unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that the Preferred Stock and all Common Stock that may be issued upon conversion of Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Corporation. The Corporation further covenants that, if at any time the Common Stock shall be listed on the NYSE, NASDAQ or any other securities exchange or quoted on an automated quotation system, the Corporation shall, if permitted by the rules of such national exchange or automated quotation system, at its sole expense, cause to be authorized for listing or quotation on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Preferred Stock, subject to official notice of issuance. The Corporation will use its reasonable best efforts to ensure that such Common Stock may be issued without violation of any applicable Law or regulation.

(d) Mechanics of Conversion.

(i) The Conversion Right of a Holder of Preferred Stock shall be exercised by the Holder by delivering written notice to the Corporation that the Holder elects to convert all or a portion of the shares of Preferred Stock held by such Holder (a “Conversion Notice”) and specifying the name or names (with address or addresses) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation or the Corporation’s transfer agent, if any) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the transfer agent, as applicable, duly executed by the Holder or its legal representative.

(ii) As promptly as practicable after receipt of the Conversion Notice, and the payment of required taxes or duties pursuant to Section 10(i), if applicable, and in no event later than three (3) Business Days thereafter, the Corporation shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) one or more certificates representing the number of validly issued, fully paid and nonassessable whole shares of Common Stock to which the Holder of the Preferred Stock being converted, or the Holder’s transferee, shall be entitled, (B) if less than the full number of shares of Preferred Stock evidenced by one or more certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Preferred Stock evidenced by such certificate(s), less the number of shares being converted and (C) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 6(b).

(iii) The conversion of any share of Preferred Stock shall be deemed to have been made (A) in connection with any exercise of the Conversion Right, at the close of business on the date of giving the Conversion Notice and (B) in connection with a Qualified IPO, immediately prior to the consummation of such Qualified IPO (the “Conversion Date”). Until the Conversion Date with respect to any share of Preferred Stock has occurred, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share (x) shall accrue and accumulate Preferred Dividends and participate in any other dividends pursuant to Section 4 and (y) entitle the Holder thereof to the voting rights provided in Section 9.

(e) Corporation’s Obligations to Issue Common Stock. The Corporation’s obligations to issue and deliver shares of Common Stock upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of Law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock.

7. REORGANIZATION EVENT.

(a) Treatment of Preferred Stock Upon a Reorganization Event. Subject to applicable Law, upon the occurrence of any Reorganization Event, (i) if the Corporation is the surviving company in such Reorganization Event, each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding following such Reorganization Event (or be exchanged for an equivalent share of Preferred Stock governed by the terms herein); provided that appropriate adjustments shall be made to the conversion provisions set forth in Section 6 and the adjustment to Conversion Price provisions set forth in Section 8 to place the Holders in an equivalent position with respect to such matters following such Reorganization Event as compared to immediately prior to such Reorganization Event (and, for the avoidance of doubt, the Holders shall continue to receive the benefit of all Preferred Dividends following such Reorganization Event), or (ii) if the Corporation is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall be converted or exchanged into a security of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event having rights, powers and preferences, and the qualifications, limitations and restrictions thereof, equivalent to those provided herein.

(b) Successive Reorganization Events. The provisions of this Section 7 shall similarly apply to successive Reorganization Events.

(c) Notice of Reorganization Events. The Corporation (or any successor) shall, within ten (10) days following the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property to be received in connection with such Reorganization Event. Failure to deliver such notice shall not affect the operation of this Section 7.

(d) Change of Control. For the sake of clarity, if a Reorganization Event constitutes a Change of Control, then Section 5 shall take precedence over this Section 7 and the transactions comprising such Reorganization Event shall be deemed a Liquidation.

8. Adjustments to Conversion Price.

(a) Except as provided in Section 8(d), the Conversion Price shall be subject to the following adjustments:

(i) Adjustment for Stock Splits and Stock Dividends. Except for an IPO Adjustment, if at any time or from time to time the Corporation should fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such decrease in the Conversion Price.

(ii) Adjustment for Reverse Stock Splits and Combinations. Except for an IPO Adjustment, if the number of shares of Common Stock outstanding at any time after the first issue date of any shares of Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such increase in the Applicable Conversion Price.

(iii) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of any shares of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then and in each such event each holder of shares of Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which the shares of the Preferred Stock might have been converted immediately prior to the reorganization, reclassification or other change, all subject to further adjustment as provided herein.

(iv) Adjustment Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issuance Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 8), without consideration or for a consideration per share that is less than the Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

“CP1” shall mean the Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(b) Other Adjustments. If the Corporation takes any action affecting the Common Stock, other than an action described in Section 8(a), which upon a determination by the Board of Directors in good faith (such determination intended to be a “fact” for purposes of Section 151(a) of the DGCL), would materially adversely affect the conversion rights of the Holders of shares of Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by Law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.

(c) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 8(a) or Section 8(b) shall occur.

(d) Statement Regarding Adjustments; Notices. Whenever the Conversion Price is to be adjusted in accordance with one or more of Section 8(a) or Section 8(b) the Corporation shall: (i) compute the Conversion Price in accordance with Section 8(a) or Section 8(b); (ii) (A) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 8(a) (but only if the action of the type described in Section 8(a) would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion or redemption of the Preferred Stock or (B) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (A) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more of Section 8(a) or Section 8(b) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (A) of this clause (ii); and (iii) whenever the Conversion Price shall be adjusted pursuant to one or more of Section 8(a) or Section 8(b), the Corporation shall, as soon as practicable following the determination of the revised Conversion Price, (x) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (y) cause a copy of such statement to be sent in the manner set forth in subclause (A) of clause (ii) to each Holder.

(e) Certain Adjustment Rules. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 8, the Corporation shall use its best efforts to take any and all actions which may be necessary, including obtaining regulatory, NYSE, NASDAQ (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock issuable upon conversion of the Preferred Stock.

(f) Special Definitions. For purposes of this Section 8, the following definitions shall apply:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 8(g) below, deemed to be issued) by the Corporation after the Original Issuance Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”): (i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock; (ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 8(a)(i) or (ii); (iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors and pursuant to the terms of this Certificate of Incorporation; (iv) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors, (v) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors,(vi) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security, (iv) shares of Common Stock, Options or Convertible Securities solely as consideration for an acquisition, investment or similar transaction, in each case that is approved by the Board of Directors and pursuant to the terms of this Certificate of Incorporation, or (v) shares of Common Stock, Options or Convertible Securities issued to issued pursuant to a Qualified IPO.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(g) Deemed Issue of Additional Shares of Common Stock.

(i) If the Corporation at any time or from time to time after the Original Issuance Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 8(a) or (b), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (g)(ii) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 8(a) or Section 8(b) (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issuance Date), are revised after the Original Issuance Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 8(g)(i)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 8(a)(iii), the Conversion Price shall be readjusted to such Conversion Price as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price provided for in this Section 8(g) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (ii) and (ii) of this Section 8(g)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 8(g) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(h) Determination of Consideration. For purposes of this Section 8, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(i) Cash and Property: Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 8(g), relating to Options and Convertible Securities, shall be determined by dividing:

(1) The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

9. VOTING RIGHTS.

(a) General. The Holders of shares of Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable Law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited. The Holders of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with this Certificate of Incorporation and the By-laws as if they were holders of record of Common Stock for such meeting.

(b) Class Voting Rights.

(i) So long as at least 25% of the shares of Preferred Stock issued as of the Effective Date remain outstanding, in addition to any other vote required by applicable Law, the Corporation shall not take (and shall not permit any of its Subsidiaries to take) any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, voting as a separate class:

(1) alter or change the powers, rights, privileges or preferences of the Preferred Stock or amend, alter, repeal or modify any provision of this Certificate of Incorporation or the By-laws or any of the governing documents of any Subsidiary of the Corporation;

(2) enter into any transaction or series of related transactions that constitutes (x) a business combination, investment in another Person, acquisition, disposition, merger or similar business combination, in each case, that does not result in a Change of Control, (1) with any Person that has, in the twelve (12) months prior to the date of such transaction, negative EBITDA or negative free cash flow or (2) in respect of which the consideration to be paid by the Corporation or its Subsidiary, individually or in the aggregate with all such transactions, exceeds $50,000,000 or (y) a Reorganization Event to the extent such Reorganization Event disproportionally adversely affects the Holders of Preferred Stock;

(3) declare or pay any dividend or distribution on, or redeem or repurchase, any Capital Stock, except declaring or paying dividends or distributions on the Preferred Stock as expressly permitted pursuant to this Certificate of Incorporation;

(4) register any securities under the Securities Act in connection with an initial public offering of Common Stock or enter into a merger, acquisition, business combination, or similar transaction, in each case, with a special purpose acquisition company, other than pursuant to a Qualified IPO or Qualified De-SPAC Transaction;

(5) enter into any transaction or series of transactions that would result in a Liquidation, including any Change of Control, in which cash (or marketable securities) proceeds to be received by each Holder for its Preferred Stock would be less than two (2) times the Original Issue Price for each share of Preferred Stock held by such Holder;

(6) adopt (other than the Stock Plan) or amend any equity option plan, profits interest plan, restricted stock or phantom restricted unit plan, or issue any Capital Stock or other equity securities to employees of or other service providers to the Corporation under any such plan other than Capital Stock or other equity securities which it is permitted to issue under the terms of the Stock Plan;

(7) appoint any person to the position of, remove, enter into any new employment arrangement with, or materially change the compensation payable or benefits provided to, the Corporation’s Chief Executive Officer;

(8) make a tax election that would change the U.S. federal income tax characterization of the Corporation from being treated as a corporation to a partnership for U.S. federal income tax purposes or any other material tax election that would be adverse to the Holders of Preferred Stock;

(9) authorize, create, increase the authorized amount of, or issue any Capital Stock (other than issuing (x) equity incentive awards to employees of or other service providers to the Corporation pursuant to the terms of the Stock Plan and approved by the Board of Directors or (y) any Capital Stock of any of the Corporation’s Subsidiaries that are issued to the Corporation);

(10) enter into, modify in any material respect or terminate any arrangement or transaction or series of related transactions with any related party including with any director, officer, or senior member of management of the Corporation or any direct or indirect equityholder or other Affiliate of the Corporation or any of its Subsidiaries or any of their respective directors, officers, senior members of management or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, other than transactions that have been disclosed to Investor in the disclosure schedules to the Purchase Agreement (provided that any amendments to such disclosed transactions that are not material shall not be subject to the consent right set forth in this clause (10));

(11) (A) create, incur, assume, guarantee or otherwise become directly or indirectly liable for any indebtedness for borrowed money (which shall include for purposes hereof notes and similar instruments, capitalized lease obligations and guarantees or other contingent obligations for the foregoing indebtedness but shall exclude indebtedness owing by any wholly owned (except for any qualifying director shares or de minimis equity interests) Subsidiary to the Corporation or any other wholly owned (except for any qualifying director shares or de minimis equity interests) Subsidiary and trade payables to non-Affiliates incurred in the ordinary course of business); provided, however, that the foregoing shall not restrict the incurrence, assumption or guaranteeing of indebtedness to the extent that (x) such indebtedness is permitted to be incurred under the Credit Agreement (including under any incremental loan facilities provided for by the Credit Agreement) or (y) after giving effect to the recurrence and use of proceeds of such indebtedness, the Total Net Leverage Ratio (as defined in the Credit Agreement), calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered to the Holders, does not exceed the Total Net Leverage Ratio as specified in the applicable sections of the Credit Agreement; or (B) enter into any material amendment, restatement, waiver, supplement or other modification to the Credit Agreement (or series of amendments, restatements, waivers, supplements, or other modifications that, in the aggregate, are material), or refinance, refund or replace the Credit Agreement with one or more other Credit Agreements; and

(12) adopt any plan of liquidation, dissolution or winding up of the Corporation or file any voluntary petition for bankruptcy, receivership or any similar proceeding.

For purposes of clause (11) of this Section 9(b)(i), (x) the Corporation may elect to treat any indebtedness arising under revolving loan commitments or delayed draw term loan commitments (assuming the full amount of such commitments are drawn for purposes of calculating the Total Net Leverage Ratio) as incurred by the Corporation or its Subsidiaries in the full amount of such commitments on the date such commitments are entered into by the applicable lenders (any such commitments, “Designated Lending Commitments”) and (y) no consent of any Holder shall be required under clause (11) of this Section 9(b)(i), in order for the Corporation and its Subsidiaries to borrow, repay and reborrow loans or request other extensions of credit under such Designated Lending Commitments so long as at the time such Designated Lending Commitments were entered into, the incurrence of indebtedness thereunder was permitted by clause (11) of this Section 9(b)(i) (after giving effect to clause (x) of this paragraph).

(c) The consent or votes required in this Section 9(b) shall be in addition to any approval of stockholders of the Corporation which may be required by Law or pursuant to any provision of this Certificate of Incorporation, the Stockholders Agreement or the By-laws. Each Holder of shares of Preferred Stock will have one vote per share on any matter on which Holders of shares of Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

10. CERTIFICATES.

(a) Transfer Agent. The Corporation may, in its sole discretion, and shall, following an initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act, appoint a transfer agent and remove such transfer agent in accordance with the agreement between the Corporation and such transfer agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

(b) Form and Dating. The Preferred Stock shall be initially issued and thereafter evidenced only in definitive, electronic certificated form. Each Preferred Stock certificate shall be dated the date of its authentication.

(c) Execution and Authentication. Two officers of the Corporation shall sign any Preferred Stock certificate for the Corporation by manual or electronic signature.

(d) Transfer and Exchange. Subject to the Transfer Restrictions, when (i) a Preferred Stock certificate is presented to the Corporation or the Corporation’s transfer agent, if any, with a request to register the transfer of such Preferred Stock certificate, or (ii) Preferred Stock certificates are presented to the Corporation or the Corporation’s transfer agent, if any, with a request to exchange such Preferred Stock certificates for a Preferred Stock certificate representing a number of shares of Preferred Stock equal to the combined number of shares of Preferred Stock represented by such presented certificates, the Corporation or the Corporation’s transfer agent, as applicable, shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Preferred Stock certificates surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Corporation’s transfer agent, if any, duly executed by the holder thereof or its attorney duly authorized in writing;

(ii) are being transferred or exchanged in accordance with the Transfer Restrictions; and

(iii) if such Preferred Stock certificates are being delivered to the Corporation or the Corporation’s transfer agent, if any, by a Holder for registration in the name of such holder, without transfer, a certification from such holder to that effect.

(e) Obligations with Respect to Transfers of Preferred Stock.

(i) To permit registrations of transfers and exchanges, the Corporation shall execute, and the Corporation’s transfer agent, if any, shall authenticate, Preferred Stock certificates as required pursuant to the provisions of this Section 10(e).

(ii) All Preferred Stock certificates issued upon any registration of transfer or exchange of Preferred Stock certificates in accordance with Section 10(d) shall be the valid obligations of the Corporation, entitled to the same benefits under this Certificate of Incorporation as the Preferred Stock certificates surrendered upon such registration of transfer or exchange.

(iii) Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Corporation and the Corporation’s transfer agent, if any, may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock, and neither such transfer agent nor the Corporation shall be affected by notice to the contrary. All notices and communications to be given to the Holders and all payments to be made to Holders under the Preferred Stock shall be given or made only to the Holders.

(f) Replacement Certificates. If any Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign a replacement Preferred Stock certificate of like tenor and representing an equivalent amount of Preferred Stock. If required by the transfer agent or the Corporation, such Holder shall furnish evidence of loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

(g) Temporary Certificates. Until definitive Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign temporary Preferred Stock certificates. Temporary Preferred Stock certificates shall be substantially in the form of definitive Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign definitive Preferred Stock certificates and deliver them in exchange for temporary Preferred Stock certificates.

(h) Cancellation. In the event the Corporation shall redeem or otherwise acquire Preferred Stock, the Preferred Stock certificates representing such redeemed or acquired shares shall thereupon be delivered to the Corporation for cancellation.

(i) Taxes. The issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any share transfer, documentary, stamp or similar tax in respect of the issuance or delivery of such certificates or the securities represented thereby, provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and the transferee or payee, as the case may be, shall pay or bear the cost of any such tax, and the Corporation shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

11. Miscellaneous.

(a) Good Faith. The Corporation shall not, by amendment of this Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Incorporation, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Preferred Stock against dilution or other impairment as set forth in this Certificate of Incorporation.

(b) Status of Shares. Shares of Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 9, designated as part of a particular series of Preferred Stock by the Board of Directors.

(c) Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Certificate of Incorporation) with postage prepaid, addressed: (i) if to the Corporation, to its principal executive offices, or to any transfer or other agent of the Corporation designated to receive such notice as permitted by this Certificate of Incorporation, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by written notice similarly given.

(d) Severability. If any right, preference or limitation of the Preferred Stock set forth in this Certificate of Incorporation (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this Certificate of Incorporation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(e) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

12. The Corporation and the Investor intend that the Preferred Stock held by the Investor shall be treated for U.S. federal income tax purposes as stock that is not “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder, and the Corporation and the Investor each agree to file its respective tax returns in a manner consistent with such intent, unless otherwise required by a taxing authority or a change in applicable law after the Effective Date.

Article V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

Article VI

Subject to any additional vote required by this Certificate of Incorporation, the Stockholders Agreement or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation; provided, however, the Corporation shall not, by amendment of this Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Incorporation, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Preferred Stock against dilution or other impairment as set forth in this Certificate of Incorporation.

Article VII

Subject to any additional vote required by this Certificate of Incorporation or the Stockholders Agreement, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

Article VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article IX

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Article X

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any repeal or modification of the foregoing provisions of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Article XI

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, (D) any action or proceeding asserting a claim as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware, or (E) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed on April 10, 2025.

	By:	/s/ Trevor Burgess
Trevor Burgess, Chief Executive Officer